Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS SECOND QUARTER 2008 RESULTS

North Andover, MA…July 29, 2008.  Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the second quarter ended June 29, 2008.  Sales for the second quarter of 2008 were $389.0 million, an increase of $38.6 million, or 11%, compared to the second quarter of 2007. Net income for the second quarter of 2008 was $19.8 million, or $0.54 per share, compared to net income of $17.8 million, or $0.46 per share, for the second quarter of 2007.  Income from continuing operations for the second quarter of 2008 increased by $2.3 million, or 13%, to $20.0 million, or $0.54 per share, compared to income from continuing operations for the second quarter of 2007 of $17.7 million, or $0.45 per share.

Sales for the first six months of 2008 were $733.0 million, an increase of $36.5 million, or 5%, compared to the comparable period of 2007. Net income for the first six months of 2008 was $33.5 million, or $0.91 per share, compared to net income of $37.7 million, or $0.97 per share, for the comparable period of 2007. Income from continuing operations for the first six months of 2008 decreased by $3.8 million, or 10%, to $33.9 million, or $0.92 per share, compared to income from continuing operations for the comparable period of 2007 of $37.7 million, or $0.97 per share.

Results for the second quarter of 2008 include an after-tax charge of $0.7 million, or $0.02 per share, as part of our previously announced global restructuring program, compared to an after-tax charge of $0.2 million, or $0.00 per share, for the second quarter of 2007. The effective tax rate for continuing operations decreased to 31.2% in the second quarter of 2008 from 36.1% in the second quarter of 2007. The decrease is primarily due to a one-time benefit associated with a tax law change in Italy and the favorable completion of statutory tax audits in the second quarter of 2008 totaling $1.1 million, or $0.03 per share.

In November 2007, the Company’s Board of Directors authorized the repurchase of up to 3.0 million shares of the Company’s Class A common stock.  As of July 28, 2008, the Company had repurchased approximately 2.45 million shares at a total cost of approximately $68.1 million. Repurchased shares had an accretive impact of $0.03 per share in the second quarter of 2008.

Patrick S. O’Keefe, Chief Executive Officer, commented, “Our second quarter sales were positively affected by systems sold into the European energy conservation marketplace and from increased sales into the North American retail sector. Sales increased over the second quarter of 2007 by $38.6 million, or 11%, due to an increase in organic sales of $5.7 million, or 2%, from favorable changes in foreign exchange rates of $20.5 million, or 6%, and contributions from acquisitions of $12.4 million, or 3%.

“Sales in our North American segment increased for the second quarter of 2008 by $10.1 million, or 5%, to $234.6 million compared to $224.5 million for the second quarter of 2007.  This increase was due to an organic sales increase of $4.4 million, or 2%, contributions from an acquisition of $4.2 million, or 2%, and favorable foreign exchange movements of $1.5 million, or 1%, associated with the strengthening of the Canadian dollar versus the U.S. dollar.

“Organic sales in our North American wholesale market for the second quarter of 2008 decreased 1% compared to the second quarter of 2007.  Our North American home improvement retail market sales increased 14% for the second quarter of 2008 compared to the second quarter of 2007. This increase was primarily due to increased sales of water filtration, under-floor heating and plumbing and heating product lines.

“We derived 36% of our total sales for the second quarter of 2008 from our European segment. European sales increased $31.0 million, or 29%, to $139.2 million compared to $108.2 million for the second quarter of 2007.  This increase was achieved through favorable foreign exchange movements associated with the strengthening of the euro versus the U.S. dollar of $18.0 million, or 17%, an increase in organic sales of $4.8 million, or 4%, and contributions from the acquisition of Blucher Metals A/S, acquired on May 30, 2008 of $8.2 million, or 8%.  Organic sales increased due to a 9% increase in OEM sales.  Our German operations experienced strong sales to OEM customers manufacturing solar and other energy conservation products.

“Sales in our China segment in the second quarter of 2008 decreased $2.5 million, or 14%, to $15.2 million compared to the second quarter of 2007. This included a decrease in organic sales of $3.5 million, or 20%, partially offset by favorable foreign exchange movements associated with the strengthening of the yuan against the U.S. dollar of $1.0 million, or 6%.

Mr. O’Keefe continued, “Our operating income for the second quarter of 2008 increased by $4.9 million, or 16%, to $35.2 million as compared to $30.3 million in the second quarter of 2007. The increase was due to organic growth of $3.0 million, or 10%, and favorable foreign exchange movements contributing $2.5 million, or 8%, partially offset by restructuring costs, which increased by $0.6 million, or 2%. Operating margins in the second quarter of 2008 increased by approximately 30 basis points to 9.0% as compared to 8.7% in the second quarter of 2007. The primary reasons for the increase in operating margins include plant utilization efficiencies in Europe and, to a lesser extent, improved pricing in selective markets.

Mr. O’ Keefe concluded,  “We continue to generate positive cash flow through our various working capital initiatives.  For the six month period ended June 29, 2008, we expect to generate positive cash from operating activities of approximately $40.8 million, which compares favorably to a $0.2 million net use of cash from operating activities in the first six months of 2007.  Net cash outflows from working capital have decreased from approximately $58.0 million in the first half of 2007 to approximately $7.0 million in the first half of 2008.”

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss second quarter results for 2008 on Tuesday, July 29, 2008, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until July 29, 2009.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following:  shortages in and pricing of raw materials and supplies including recent price increases by suppliers of raw materials and the Company’s ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
STATEMENTS OF INCOME

Net sales	$389.0	$350.4	$733.0	$696.5

Income from continuing operations	$20.0	$17.7	$33.9	$37.7
Income (loss) from discontinued operations	(0.2)	0.1	(0.4)	0.1
Net income	$19.8	$17.8	$33.5	$37.8

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	36.8	39.0	37.0	39.0

Income (loss) per Share:
Continuing operations	$0.54	$0.45	$0.92	$0.97
Discontinued operations	(0.01)	-	(0.01)	-
Net income	$0.54	$0.46	$0.91	$0.97

Cash dividends per share	$0.11	$0.10	$0.22	$0.20

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in millions, except share information)
(Unaudited)

	June 29,	December 31,
ASSETS	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$109.5	$290.3
Investment securities	-	22.0
Trade accounts receivable, less allowance for doubtful accounts of
$18.4 million and $14.9 million at June 29, 2008 and December 31, 2007, respectively	290.8	235.7
Inventories, net:
Raw materials	125.4	108.9
Work in process	53.5	45.7
Finished goods	198.2	187.0
Total Inventories	377.1	341.6
Prepaid expenses and other assets	17.9	18.6
Deferred income taxes	50.8	38.1
Assets of discontinued operations	10.8	10.4
Total Current Assets	856.9	956.7

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	496.4	437.4
Accumulated depreciation	(236.2)	(213.7)
Property, plant and equipment, net	260.2	223.7

OTHER ASSETS:
Goodwill	475.4	385.8
Long-term investment securities	10.3	17.0
Other, net	227.9	146.1
TOTAL ASSETS	$1,830.7	$1,729.3

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$149.6	$108.0
Accrued expenses and other liabilities	112.3	113.6
Accrued compensation and benefits	43.8	38.2
Current portion of long-term debt	9.1	1.3
Liabilities of discontinued operations	29.1	28.6
Total Current Liabilities	343.9	289.7

LONG-TERM DEBT, NET OF CURRENT PORTION	428.4	432.2
DEFERRED INCOME TAXES	72.1	42.9
OTHER NONCURRENT LIABILITIES	48.6	45.6
MINORITY INTEREST	-	3.4

STOCKHOLDERS' EQUITY:
Preferred Stock, $.10 par value; 5,000,000 shares authorized;
no shares issued or outstanding	-	-
Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
1 vote per share; issued and outstanding: 29,361,172 shares at June 29, 2008
and 30,600,056 shares at December 31, 2007	2.9	3.1
Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
10 votes per share; issued and outstanding: 7,293,880 shares at June 29, 2008
and at December 31, 2007	0.7	0.7
Additional paid-in capital	383.9	377.6
Retained earnings	451.8	465.4
Accumulated other comprehensive income	98.4	68.7
Total Stockholders' Equity	937.7	915.5
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,830.7	$1,729.3

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Net sales	$389.0	$350.4	$733.0	$696.5
Cost of goods sold	256.3	235.8	485.9	467.2
GROSS PROFIT	132.7	114.6	247.1	229.3
Selling, general & administrative expenses	96.5	84.0	183.6	168.1
Restructuring and other charges	1.0	0.3	2.0	0.5
OPERATING INCOME	35.2	30.3	61.5	60.7
Other (income) expense:
Interest income	(1.3)	(3.6)	(3.6)	(7.2)
Interest expense	6.7	6.7	13.3	13.0
Minority interest	(0.7)	(0.8)	(1.9)	(1.1)
Other	1.4	0.3	3.6	1.1
	6.1	2.6	11.4	5.8

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	29.1	27.7	50.1	54.9
Provision for income taxes	9.1	10.0	16.2	17.2
INCOME FROM CONTINUING OPERATIONS	20.0	17.7	33.9	37.7
Income (loss) from discontinued operations, net of taxes	(0.2)	0.1	(0.4)	0.1
NET INCOME	$19.8	$17.8	$33.5	$37.8

BASIC EPS
Income (loss) per share:
Continuing operations	$0.55	$0.46	$0.92	$0.98
Discontinued operations	(0.01)	-	(0.01)	-
NET INCOME	$0.54	$0.46	$0.91	$0.98
Weighted average number of shares	36.6	38.7	36.8	38.6

DILUTED EPS
Income (loss) per share:
Continuing operations	$0.54	$0.45	$0.92	$0.97
Discontinued operations	(0.01)	-	(0.01)	-
NET INCOME	$0.54	$0.46	$0.91	$0.97
Weighted average number of shares	36.8	39.0	37.0	39.0

Dividends per share	$0.11	$0.10	$0.22	$0.20

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in millions)
(Unaudited)

Net Sales

	Second Quarter Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

North America	$234.6	$224.5	$446.0	$442.8
Europe	139.2	108.2	261.9	223.8
China	15.2	17.7	25.1	29.9
Total	$389.0	$350.4	$733.0	$696.5

Operating Income

	Second Quarter Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

North America	$27.5	$20.2	$48.1	$41.4
Europe	17.7	12.8	32.1	27.2
China	(2.7)	4.0	(4.1)	6.1
Corporate	(7.3)	(6.7)	(14.6)	(14.0)
Total	$35.2	$30.3	$61.5	$60.7

Intersegment Sales

	Second Quarter Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

North America	$1.8	$1.7	$3.2	$3.7
Europe	2.3	1.3	3.6	2.6
China	35.5	47.3	63.4	69.3
Total	$39.6	$50.3	$70.2	$75.6